PROSPECTUS Dated November 21, 2011	Term Sheet No. 628 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated February 25,2013
Rule 433
GLOBAL MEDIUM-TERM NOTES, SERIES F
Floating Rate Senior Notes Due March 7, 2018

We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due March 7, 2018 (the “notes”) only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes, including how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Reset Period:	Quarterly
Maturity Date:	March 7, 2018	Interest Reset Dates:	Each Interest Payment Date
Settlement Date (Original Issue Date):	March 7, 2013	Interest Determination Dates:	The second London banking day prior to each Interest Reset Date
		Reporting Service:	Reuters (Page LIBOR01)
Interest Accrual Date:	March 7, 2013	Call Price:	NA
Issue Price:	100%	First Call Date:	NA Call
Commissions:	%	Frequency:	NA
Proceeds to Morgan Stanley:	$	Business Day:	New York
Specified Currency:	U.S. dollars	Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Redemption Percentage at Maturity:	100%	Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Base Rate:	LIBOR	Survivor’s Option:	No
Spread (Plus or Minus):	Plus 1.00%	CUSIP:	61760LCR4
Index Maturity:	Three months	Other Provisions:	None
Index Currency:	U.S. dollars
Initial Interest Rate:	The Base Rate plus 1.00% (determined by the Calculation Agent on the second London banking day prior to March 7, 2013)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 7, June 7, September 7 and December 7, commencing June 7, 2013

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY